Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Blue Owl Credit Income Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Common Stock	457(o)	$2,000,000,000	—	$2,000,000,000	$0.00014760	$295,200	—	—	—	—

Fees Previously Paid	—	—	—	$7,500,000,000	—	—	—	$695,250	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$9,500,000,000		$990,450

	Total Fees Previously Paid							$695,250

	Total Fee Offset							$—

	Net Fee Due							$295,200

(1)	Being registered pursuant to this post-effective amendment.
(2)	Calculated pursuant to Rule 457(o) and previously paid in connection with the filing of the Registrant’s registration statement on Form N-2.